QUESTAR CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS

Amended and Restated Effective January 1, 2013

QUESTAR CORPORATION DEFERRED COMPENSATION PLAN FOR DIRECTORS
TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION	1
1.1 Purpose	1
1.2 Status of Plan	1

ARTICLE 2. DEFINITIONS	1
2.1 409A Change in Control	1
2.2 Account or Account Balance	1
2.3 Affiliate	1
2.4 Beneficiary	1
2.5 Board	2
2.6 Cash Compensation	2
2.7 Change in Control	2
2.8 Code	2
2.9 Common Stock	2
2.10 Company	2
2.11 Disability	2
2.12 Director	3
2.13 Effective Date	3
2.14 Fair Market Value	3
2.15 LTIP	3
2.16 Participant	3
2.17 Phantom Stock	3
2.18 Phantom Stock Agreement	3
2.19 Plan	3
2.20 Plan Year	3
2.21 Restricted Stock	3
2.22 Restricted Stock Unit	3
2.23 Restricted Stock Unit Agreement	3
2.24 Separation from Service	3
2.25 Unforeseeable Emergency	3

ARTICLE 3. ELIGIBILITY; PARTICIPATION	4
3.1 Eligibility	4
3.2 Enrollment and Commencement of Deferrals	4
3.3 Failure of Eligibility	4

ARTICLE 4. ELECTIONS; AMOUNTS; MODIFICATIONS	4
4.1 First Year of Plan Participation	4
4.2 Subsequent Plan Years	4

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ARTICLE 5. ACCOUNTS; DEEMED INVESTMENTS	5
5.1 Accounts	5
5.2 Status of Accounts	5
5.3 Deemed Investment of Amounts Deferred	5
5.4 Adjustments Relating to Spin-Off of QEP Resources, Inc	6

ARTICLE 6. DISTRIBUTIONS	8
6.1 Time of Payment	8
6.2 Forms of Payment Upon Separation from Service	8
6.3 Disability or Death	9
6.4 409A Change in Control	9
6.5 Calculation of Distributions	9
6.6 Method of Payment	10
6.7 Shares Subject to the Plan	10

ARTICLE 7. WITHDRAWALS FOR UNFORESEEABLE EMERGENCIES	10
7.1 Petition	10
7.2 Amount of Withdrawal; Necessity	10
7.3 Payment; Cessation of Deferrals	10
7.4 409A	10

ARTICLE 8. ACCOUNT STATEMENTS	11

ARTICLE 9. ADMINISTRATION	11

ARTICLE 10. AMENDMENT AND TERMINATION	11

ARTICLE 11. MISCELLANEOUS	11
11.1 Election Forms	11
11.2 Source of Payments	11
11.3 No Assignment or Alienation	11
11.4 Beneficiaries	12
11.5 No Creation of Rights	12
11.6 Payments to Incompetents	12
11.7 Court Order	12
11.8 Code Section 409A Savings Clause	12
11.9 Attorney Fees; Interest	12
11.10 Distribution in the Event of Taxation	12
11.11 Governing Law	13

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QUESTAR CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS

(Effective January 1, 2013)

ARTICLE 1.
INTRODUCTION

1.1
PURPOSE.     Questar Corporation, a Utah corporation (the “Company”), hereby amends and restates this DEFERRED COMPENSATION PLAN FOR DIRECTORS (the “Plan”), effective as of January 1, 2013, to provide Directors (defined below) of the Company and its participating Affiliates (also defined below) with an opportunity to defer compensation paid to them for their services as Directors and to maintain a deferred compensation account until they cease to serve as Directors of the Company and its Affiliates.

1.2
STATUS OF PLAN. This Plan is intended to be an unfunded, nonqualified deferred compensation arrangement designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder. Notwithstanding any other provision herein, this Plan shall be interpreted, operated and administered in a manner consistent with that intention.

ARTICLE 2.
DEFINITIONS
For purposes of the Plan and each Program established under the Plan, the following terms or phrases shall have the following indicated meanings, unless the context clearly requires otherwise:

2.1
“409A Change in Control” means a Change in Control that is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A of the Code and the regulations thereunder, and any successor legislation or guidance that amends, supplements, or replaces same.

2.2
“Account” or “Account Balance” means, for each Participant, the account established for his or her benefit under the Plan, which records the credit on the records of the Employer equal to the amounts set aside under the Plan and the actual or deemed earnings, if any, credited to such account. The Account Balance, and each other specified account or sub-account, shall be a bookkeeping entry only and shall be used solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

2.3
“Affiliate” means any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code (defined below), any entity required to be aggregated with the Company pursuant to regulations adopted under Code Section 409A, or any entity otherwise designated as an Affiliate by the Company.

2.4
“Beneficiary” means that person or persons who become entitled to receive a distribution of benefits under the Plan in the event of the death of a Participant (defined below) prior to the distribution of all benefits to which he or she is entitled.

2.5	“Board” means the board of directors of the Company.

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2.6
“Cash Compensation” means compensation payable to a Director in cash for serving as a Director and attending Board and committee meetings as a Director. Cash Compensation does not include any funds paid to a Director to reimburse expenses.

2.7
“Change in Control” shall be deemed to have occurred if: (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

2.8
“Code” means the Internal Revenue Code of 1986 and amendments thereto. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.9	“Common Stock” means the no par value common stock of the Company.

2.10	“Company” has the meaning set forth in Section 1.1.

2.11
“Disability” means a condition that renders a Participant unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant shall not be considered to be disabled unless he

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furnishes proof of the existence of such disability in such form and manner as may be required by regulations promulgated under, or applicable to, Code Section 409A.

2.12	“Director” means a member of the board of directors of the Company or any participating Affiliate.

2.13	“Effective Date” means January 1, 2013.

2.14
“Fair Market Value” means the closing benchmark price of the Company's Common Stock as reported on the composite tape of the New York Stock Exchange for any given valuation date, or if such date is not a trading day, the next preceding trading day.

2.15	“LTSIP” means the Questar Corporation Long-Term Stock Incentive Plan, as amended, and any successor thereto.

2.16	“Participant” means any Director who has commenced participation in the Plan in accordance with Article 3.

2.17	“Phantom Stock” means an economic unit equal in value to one share of the Company’s Common Stock, which is issued to a Director as compensation for services performed as a Director.

2.18	“Phantom Stock Agreement” means an agreement entered into between the Company and a Director evidencing the grant of units of Phantom Stock to the Director.

2.19	“Plan” has the meaning set forth in Section 1.1.

2.20	“Plan Year” means the fiscal year of the Plan, which shall be the calendar year.

2.21	“Restricted Stock” means Common Stock issued to a Director as compensation for services performed as a Director awarded under the LTSIP.

2.22	“Restricted Stock Unit ” means a notional interest equal in value to one share of Common Stock, awarded to a Director under the LTSIP.

2.23	“Restricted Stock Unit Agreement” means an agreement entered into between the Company and a Director evidencing the deferral of Restricted Stock Units granted to the Director under the LTSIP.

2.24	“Separation from Service” has the meaning set forth under Code Section 409A and the regulations promulgated thereunder, as such may be amended, supplemented or replaced.

2.25
“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from: (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152(a)); (ii) a loss of the Participant’s property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Board.

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ARTICLE 3.
ELIGIBILITY; PARTICIPATION

3.1
ELIGIBILITY. Any Director who votes and is entitled to receive compensation for service as a Director shall be eligible to participate in the Plan as of the first date the individual becomes a Director and meets the eligibility criteria above. Any Director who was participating in the Plan immediately prior to the Effective Date shall continue to be a Participant in the Plan as of the Effective Date.

3.2
ENROLLMENT AND COMMENCEMENT OF DEFERRALS. Each eligible Director who wishes to participate in the Plan must timely complete, execute, and return to the Company’s Corporate Secretary such election forms or other enrollment materials as the Board requires. Such enrollment requirements must be completed within thirty days of the date the Director becomes eligible to participate, in the case of a Director who becomes eligible to participate after the Effective Date. If an eligible Director fails to complete timely the election forms or other enrollment materials, the Director shall not participate in the Plan until the first day of the first Plan Year beginning after the date he or she completes and returns the enrollment materials to the Board. Any Director who was participating in the Plan prior to the Effective Date shall continue to be enrolled in the Plan on the Effective Date in accordance with his or her previously filed enrollment/election forms.

3.3
FAILURE OF ELIGIBILITY. If the Board determines, in its sole and absolute discretion, that any Participant no longer meets the eligibility criteria of the Plan, the Participant shall cease active participation in this Plan and all contributions to the Plan by or on behalf of the Participant shall cease. The Board’s determination shall be final and binding on all persons.

ARTICLE 4.
ELECTIONS; AMOUNTS; MODIFICATIONS

4.1
FIRST YEAR OF PLAN PARTICIPATION. In connection with a Participant's enrollment in the Plan pursuant to Section 3.2, the Participant shall make an irrevocable election for the Plan Year in which the Participant commences participation (i) to defer (or not to defer) all, but not less than all, of his or her Cash Compensation, (ii) to receive (or not to receive) Phantom Stock in lieu of the Restricted Stock the Participant would otherwise receive during such Plan Year, and (iii) to defer (or not to defer) Restricted Stock Units granted to the Participant during such Plan Year. The Participant’s deferral election shall apply solely to compensation to be paid with respect to services performed on or after his or her enrollment, except to the extent permissible under Code Section 409A and guidance thereunder. The Participant’s deferral election shall continue to apply for all succeeding Plan Years unless and until revoked or modified pursuant to Section 4.2, below.

4.2
SUBSEQUENT PLAN YEARS. For each succeeding Plan Year, the Participant may, prior to December 31st of the immediately preceding Plan Year (or such earlier deadline as is established by the Board in its sole discretion) modify or discontinue his or her existing deferral election under the Plan. Such new election shall remain in effect for subsequent Plan Years unless and until timely modified by the Participant in accordance with this Section. All modifications shall apply prospectively only and shall not apply to Cash Compensation previously credited under the Plan (or any earning thereon), Phantom Stock previously received in lieu of Restricted Stock, or Restricted Stock Units previously granted.

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ARTICLE 5.
ACCOUNTS; DEEMED INVESTMENTS

5.1
ACCOUNTS. The Company shall establish an Account for each Participant with at least two sub-accounts - an Equity Compensation Sub-Account and a Cash Compensation Sub-Account – along with such additional sub-accounts as it deems necessary or desirable for the proper administration of the Plan. The Equity Compensation Sub-Account shall reflect both (1) the value of Phantom Stock issued to the Participant in lieu of Restricted Stock, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein, and (2) the value of deferred Restricted Stock Units, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein. Phantom Stock shall be credited to the Participant’s Equity Compensation Sub-Account and relevant sub-accounts (if any) as of the effective date set forth in the Participant’s Phantom Stock Agreement. Restricted Stock Units which have been deferred will be credited to the Participant’s Equity Compensation Sub-Account and relevant sub-accounts (if any) as of the effective date set forth in the Participant’s Restricted Stock Unit Agreement. The Cash Compensation Sub-Account shall reflect all deferrals of Cash Compensation made by the Participant, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein. Cash Compensation deferred by a Participant under this Plan shall be credited to the Participant’s Cash Compensation Account and relevant sub-accounts (if any) as soon as administratively practicable after the amounts would have otherwise been paid to the Participant.

5.2
STATUS OF ACCOUNTS. Accounts and sub-accounts established hereunder shall be record-keeping devices utilized for the sole purpose of determining benefits payable under this Plan, and will not constitute a separate fund of assets but shall continue for all purposes to be part of the general, unrestricted assets of the Company and its Affiliates, subject to the claims of their general creditors.

5.3	DEEMED INVESTMENT OF AMOUNTS DEFERRED.

(a)
Equity Compensation Sub-Account. The Participant’s Equity Compensation Sub-Account shall hold Participant’s Phantom Stock and deferred Restricted Stock Units and shall be credited with earnings and dividends as set forth in the Phantom Stock Agreement(s) and Restricted Stock Unit Agreement(s) between the Company and the Participant. In the event the Participant forfeits Phantom Stock in accordance with the terms of a Phantom Stock Agreement, the Participant’s Equity Compensation Sub-Account shall be debited for the number of units of Phantom Stock forfeited along with any earnings and dividends related to such units. In the event the Participant forfeits deferred Restricted Stock Units in accordance with the terms of the Restricted Stock Unit Agreement, the Participant’s Equity Compensation Sub-Account will be debited for the number of Restricted Stock Units forfeited along with any earnings and dividends related to such units.

(b)
Cash Compensation Sub-Account. In connection with a Participant’s election to defer compensation for a Plan Year pursuant to Article 4, a Participant may elect to have earnings, gains, or losses with respect to deferrals into his or her Cash Compensation Sub-Account for such Plan Year calculated based on one of the two deemed investment alternatives below. In the event the Participant fails to make an election regarding the deemed investment of his Cash Compensation Sub-Account,

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the Participant shall be deemed to have elected the Common Stock Option (described below). The Participant’s actual or deemed investment election shall continue in effect for future Plan Years unless and until modified by the Participant. Any such modification (i) shall apply prospectively only to amounts deferred in future Plan Years, and (ii) shall be made at the same time as modifications to deferral elections are made under Section 4.2, above.

(i)
Common Stock Option. Any portion of the Cash Compensation Sub-Account deemed invested under this option (the “Common Stock Option”) shall be accounted for as if invested in shares of Common Stock purchased at Fair Market Value on the date on which a deferral of Cash Compensation is credited to the Participant’s Account. All shares of Common Stock deemed held in the Participant’s Cash Compensation Sub-Account shall be credited with dividends at the same time and at the same rate as actual dividends are paid by the Company with respect to its Common Stock. Dividends credited hereunder shall be deemed reinvested in additional shares of Common Stock purchased at Fair Market Value as and when the dividends are credited.

(ii)
Certificates of Deposit Option. Any portion of the Cash Compensation Sub-Account deemed invested under this option (the “Certificates of Deposit Option”) will be credited with interest calculated at a monthly rate using the typical rates paid by major banks on new issues of negotiable Certificates of Deposit on amounts of $1,000,000 or more for one year as quoted in The Wall Street Journal under “Consumer Savings Rates” on the Thursday closest to the end of the month or other published source of such rates as identified by the Company’s Treasury department. The interest credited to each Participant’s Cash Compensation Sub-Account shall be calculated based on the amount deemed invested in the Certificate of Deposit Option at the beginning of each particular month.

5.4
ADJUSTMENTS RELATING TO SPIN-OFF OF QEP RESOURCES, INC. Notwithstanding any other provision herein, the following additional provisions shall apply to any portion of a Participant’s Equity Compensation Sub-Account that holds Phantom Stock or Cash Compensation Sub-Account that is deemed to be invested in the Common Stock Option, in each case, immediately prior to the ‘Distribution Date’ (as such term is defined in that certain Separation and Distribution Agreement, by and between the Company and QEP Resources, Inc. (‘QEP’), dated as of June 14, 2010) (the ‘Separation Agreement’)):

(a)
QEP Phantom Stock. Any portion of a Participant’s Equity Compensation Sub-Account held in the form of Phantom Stock will be converted, as of the Distribution Date, into Phantom Stock and ‘QEP Phantom Stock’ (defined as an economic unit equal in value to one share of common stock of QEP), and reallocated as follows:

(i)
The number of units of Phantom Stock and QEP Phantom Stock shall be equal to the number of shares of Common Stock and QEP common stock, respectively, to which the Participant would have been entitled on the Distribution Date had the units of Phantom Stock represented restricted shares of Common Stock as of the Record Date, the resulting number of units of QEP Phantom Stock being rounded down to the nearest whole unit.

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(ii)
The resulting number of units of QEP Phantom Stock shall be granted to the Participant in accordance with the same vesting schedule as in effect for the corresponding units of Phantom Stock under the QEP Resources, Inc. 2010 Long-Term Stock Incentive Plan, as evidenced in the form of a phantom stock agreement between QEP and the Participant. The Participant’s Equity Compensation Sub-Account shall hold the QEP Phantom Stock and shall be credited with earnings and dividends as set forth in the applicable phantom stock agreement between QEP and the Participant. In the event the Participant forfeits QEP Phantom Stock in accordance with the terms of the applicable phantom stock agreement, the Participant’s Equity Compensation Sub-Account shall be debited for the number of units of QEP Phantom Stock forfeited along with any earnings and dividends related to such units. Following the Distribution Date, each Participant shall reallocate all vested amounts of QEP Phantom Stock into an Equity Compensation Sub-Account which shall be accounted for as if such amounts were invested in shares of Common Stock purchased at Fair Market Value on the date of such reallocation, with all such deemed shares of Common Stock credited with dividends at the same time and at the same rate as actual dividends are paid by the Company with respect to its Common Stock (the ‘Company Common Stock Fund’); provided that any vested amounts of QEP Phantom Stock which have not been reallocated to the Company Common Stock Fund as of December 31, 2011 shall automatically be reallocated into the Company Common Stock Fund as of such date.

(iii)
The resulting number of units of Phantom Stock shall remain subject to the same terms and conditions of the applicable Phantom Stock Agreement then in effect prior to the adjustment described in this Section.

(b)
QEP Common Stock Fund. Any portion of a Participant’s Cash Compensation Sub-Account that is deemed to be invested in the Common Stock Option will be converted, as of the Distribution Date, into phantom shares of Common Stock and phantom shares of QEP common stock and reallocated as follows:

(i)
The number of phantom shares of Common Stock and QEP common stock shall be equal to the number of shares of Common Stock and QEP common stock to which the Participant would have been entitled on the Distribution Date had the phantom shares of Common Stock held in the Common Stock Option represented actual shares of Common Stock as of the Record Date, the resulting number of phantom shares of QEP common stock being rounded down to the nearest whole unit.

(ii)
The resulting number of phantom shares of QEP common stock pursuant to paragraph (i) above shall automatically be transferred from the Common Stock Option and credited to the ‘QEP Common Stock Fund’ (defined as an investment alternative that accounts for funds as if invested in shares of QEP common stock with the applicable portion of the Cash Compensation Sub-Account credited with dividends at the same time and at the same rate as actual dividends are paid by QEP with respect to QEP common stock; provided, that dividends hereunder shall be deemed reinvested in additional shares of QEP common stock purchased at fair market value as and when the

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dividends are credited). Following the Distribution Date, each Participant shall reallocate all amounts deemed invested in the QEP Common Stock Fund into either the Common Stock Option or the Certificates of Deposit Option no later than December 31, 2011; provided, that any amounts that remain deemed invested in the QEP Common Stock Fund as of December 31, 2011 shall automatically be reallocated into the Common Stock Option as of such date. In no event shall any deemed investment allocations be permitted into the QEP Common Stock Fund on or after the Distribution Date.

(iii)	The Common Stock Option shall be adjusted to reflect the resulting number of phantom shares of Common Stock pursuant to paragraph (i) above.
Capitalized terms used in this Section 5.4 that are not defined in the Plan shall have the meaning set forth in that certain Employee Matters Agreement, by and between the Company and QEP, dated as of June 14, 2010.
ARTICLE 6.
DISTRIBUTIONS

6.1
TIME OF PAYMENT. Subject to Article 7, below, all Accounts under the Plan shall be distributable as soon as administratively feasible following the first to occur of the Participant’s (a) Separation from Service, (b) Disability, or (c) death.

6.2	FORMS OF PAYMENT UPON SEPARATION FROM SERVICE.

(c)
Elections Generally. In connection with a Participant’s elections to defer compensation for a Plan Year pursuant to Sections 4.1 and 4.2 above, a Participant may elect to receive all amounts credited to his or her Account (whether to the Cash Compensation Sub-Account or to the Equity Compensation Sub-Account) for such Plan Year (as adjusted for earnings) that are distributed upon Separation from Service in either a lump sum or in up to four (4) annual installments. The Participant’s distribution election shall continue in effect for future Plan Years unless and until modified by the Participant. Any such modification (i) shall apply prospectively only to amounts deferred in future Plan Years, and (ii) shall be made at the same time as modifications to deferral elections are made under Section 4.2, above.

(d)
409A Transition Elections. Notwithstanding the required deadline in Section 6.2(a) above for the submission of an election as to the form of payment, the Board may, as permitted by Code Section 409A and related Treasury guidance or regulations, provide a limited period in which Participants may make new elections, which limited period shall in all events expire on December 31, 2007. Any election as to the form of payment made in accordance with the requirements established by the Board, pursuant to this section, shall not be treated as a change in the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan.

The Board shall interpret all provisions relating to an election submitted in accordance with this section in a manner that is consistent with Code Section 409A and related Treasury guidance or regulations. If any election submitted prior to December 31, 2006 in accordance with this section either (i) relates to payments that a Participant would otherwise receive in 2006, or (ii) would cause payments to be made in 2006, such election shall not be effective. If any distribution election

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submitted on or after January 1, 2007 and prior to December 31, 2007 in accordance with this section either (i) relates to payments that a Participant would otherwise receive in 2007, or (ii) would cause payments to be made in 2007, such election shall not be effective.

6.3
DISABILITY OR DEATH. Notwithstanding any election made by the Participant, all amounts then credited to the Participant’s Account upon the Participant’s death or Disability shall be distributed in a single lump sum to the Participant or the Participant’s Beneficiary as soon as administratively possible.

6.4
409A CHANGE IN CONTROL. Notwithstanding any election made by the Participant, in the event of a 409A Change in Control, all amounts then credited to the Participant's Account shall be distributed to the Participant in a single lump sum within 60 days following the 409A Change in Control.

6.5	CALCULATION OF DISTRIBUTIONS.

(a)
Lump Sum. All lump sum distributions shall be based on the value of the Participant’s Account (or the portion thereof to be paid in a lump sum) as of the last day of the calendar month preceding the payment date.

(b)
Installment Distributions. Under an installment payout, the Participant's first installment shall be equal to a fraction of the balance credited to his or her Account (or the portion of that Account to be paid in installments) as of the last day of the calendar month preceding such payment, the numerator of which is one and the denominator of which is the total number of installments selected. The amount of each subsequent payment shall be a fraction of the balance in the Participant's Account (or the portion of that account to be paid in installments) as of the last day of the calendar month preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Each subsequent anniversary payment shall be made on the anniversary date of the initial payment. In the event Phantom Stock or deferred Restricted Stock Units are settled in shares of Common Stock as described in Section 6.6, any installment distribution of such shares will be equal to a fraction, the numerator of which is one and the denominator of which is the total number of installments remaining (including the current installment). If such distribution (other than the final installment distribution) would call for the distribution of a fractional share of Common Stock, such distribution will include the next whole share of Common Stock (i.e., rounded up).

6.6
METHOD OF PAYMENT. Except as may be provided for the settlement of Phantom Stock and deferred Restricted Stock Units, all payments will be made in cash. Phantom Stock and deferred Restricted Stock Units may be settled in cash or in shares of Common Stock, in the sole discretion of the Board. In the event Phantom Stock and deferred Restricted Stock Units are settled in shares of Common Stock, one share of Common Stock will be settled for each unit of Phantom Stock and each deferred Restricted Stock Unit. If the final installment distribution or the lump sum distribution calls for distributing a fractional share of Common Stock, a full share of Common Stock will be distributed in lieu of the fractional share.

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6.7
SHARES SUBJECT TO THE PLAN. Any Phantom Stock or deferred Restricted Stock Units (including any additional units resulting from dividends) settled in shares of Common Stock will be drawn from and count against shares reserved and available under the LTSIP.

ARTICLE 7.
WITHDRAWALS FOR UNFORESEEABLE EMERGENCIES

7.1
PETITION. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Board to receive a partial or full payout from the Plan, subject to the provisions set forth below.

7.2
AMOUNT OF WITHDRAWAL; NECESSITY. The payout, if any, from the Plan shall not exceed the lesser of: (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Board in its sole discretion; or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under this Plan.

7.3
PAYMENT; CESSATION OF DEFERRALS. If the Board, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval, and the Participant’s deferrals of Cash Compensation under the Plan shall be terminated as of the date of such approval.

7.4
409A. Notwithstanding the foregoing, the Committee shall interpret all provisions relating to a payout and/or termination of deferrals under this Section in a manner that is consistent with Code Section 409A and relevant guidance thereunder.

ARTICLE 8.
ACCOUNT STATEMENTS
Within 45 days after the end of the calendar year, a statement will be sent to each Participant listing the balance in his Account as of the end of the year. A statement showing the balance of an Account may be provided to Participants more frequently, in the sole discretion of the Board.
ARTICLE 9.
ADMINISTRATION
The Board shall administer the Plan and shall have full authority to make such rules and regulations deemed necessary or desirable to administer the Plan and to interpret its provisions. However, no member of the Board shall vote or act on any matter relating solely to himself or herself.
ARTICLE 10.AMENDMENT AND TERMINATION

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The Plan may be amended, modified or terminated by the Board. No amendment, modification, or termination shall adversely affect a Participant's rights with respect to amounts accrued in his or her Account.
ARTICLE 11.
MISCELLANEOUS

11.1	ELECTION FORMS. All elections shall be made on forms prepared by the Corporate Secretary and must be dated, signed, and filed with the Company's Corporate Secretary in order to be valid.

11.2
SOURCE OF PAYMENTS. The Company and each participating Affiliate will pay all benefits for its Directors arising under this Plan, and all costs, charges and expenses relating to such benefits, out of their general assets. The right of a Participant to receive any unpaid portion of his or her Account shall be an unsecured claim against the general assets of the Company and its Affiliates and will be subordinated to the general obligations of the Company and its Affiliates.

11.3	NO ASSIGNMENT OR ALIENATION.

(a)
General. Except as provided in subsection (b) below, the benefits provided for in this Plan shall not be anticipated, assigned (either at law or in equity), alienated, or be subject to attachment, garnishment, levy, execution or other legal or equitable process. Any attempt by any Participant or any Beneficiary to anticipate, assign or alienate any portion of the benefits provided for in this Plan shall be null and void.

(b)
Exception: DRO. The restrictions of subsection (a) shall not apply to a distribution to an individual other than the Participant pursuant to a “domestic relations order” (“DRO”) within the meaning of Code Section 414(p)(1)(B). The Board shall have the discretion, power, and authority to determine whether an order is a DRO. Upon a determination that an order is a DRO, the Board shall cause the Company or the relevant Affiliate to make a distribution to the alternate payee or payees named in the DRO, as directed by the DRO.

11.4
BENEFICIARIES. A Participant shall have the right to designate one or more Beneficiaries to receive some or all amounts payable under the Plan after the Participant’s death. In the absence of an effective Beneficiary designation, all payments shall be made to the personal representative of the Participant’s estate.

11.5	NO CREATION OF RIGHTS. Nothing in this Plan shall confer upon any Participant the right to continue as a Director.

11.6
PAYMENTS TO INCOMPETENTS. If the Board determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Board may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Board may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any such payment shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

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11.7	COURT ORDER. The Board is authorized to make any payments directed by court order in any action in which the Plan or the Board has been named as a party.

11.8
CODE SECTION 409A SAVINGS CLAUSE. It is the intent of the Company that all payments and benefits under this Plan be made in accordance with Code Section 409A or an exception thereto. To the extent that any payment or benefit would violate Code Section 409A, the Board shall delay or restructure such payment or benefit to the minimum extent necessary to avoid the application of Code Section 409A.

11.9
ATTORNEY FEES; INTEREST. The Company and its Affiliates agrees to pay as incurred, to the full extent permitted by law, and in accordance with Code Section 409A, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant, or others following a Change in Control regarding the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The foregoing right to legal fees and expenses shall not apply to any contest brought by a Participant (or other party seeking payment under the Plan) that is found by a court of competent jurisdiction to be frivolous or vexatious.

11.10
DISTRIBUTION IN THE EVENT OF TAXATION. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes subject to federal income tax under Section 409A with respect to the Participant prior to receipt, a Participant may petition the Board for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company or the relevant Affiliate shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account balances). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

11.11	GOVERNING LAW. To the extent not preempted by federal law, this Plan shall be governed by the laws of the State of Utah, without regard to conflicts of law principles.

This amendment and restatement of the Questar Corporation Deferred Compensation Plan for Directors has been adopted this ______ day of ______________, 2014, to be effective as of the Effective Date set forth herein.
QUESTAR CORPORATION

By:____________________________________

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